Exhibit 99.2

Ocean Power Technologies & Taiwan-based Firm BAP Precision Sign Letter of Intent

Focus on Surveillance Solutions Throughout Southeast Asia

Monroe Township, N.J., February 28, 2020 (GLOBE NEWSWIRE) – Ocean Power Technologies, Inc. (NASDAQ: OPTT), a leader in innovative and cost-effective ocean energy solutions, today announced that it has signed a letter of intent with Taiwan-based BAP Precision, Inc. (“BAP”) to provide PowerBuoy® joint surveillance solutions for government agency contract pursuits for policing territorial waters.

“BAP is an established provider of satellite data solutions for industry and government applications and I’m excited to formalize our relationship,” said George Kirby, OPT President and Chief Executive Officer. “The company’s satellite surveillance services are an excellent complement to OPT’s PB3 and hybrid PowerBuoy® surveillance and Exclusion Zone MonitoringTM solutions.”

OPT and BAP are initially focusing on solutions for multiple agencies of Southeast Asian island nations seeking to meet the challenges of protecting fisheries, trafficking, and foreign encroachment upon territorial waters. A combination of predictive satellite and tactical marine monitoring capabilities interfacing with a grid of interconnected PowerBuoy® surveillance solutions has been proposed.

“With cutting edge radar and sonar equipment tied into satellite data, it is possible to create an autonomous, zero-emission advance warning system over a previously untenable expanse, enabling intelligent monitoring and interdiction cues for marine authorities, backed with photo/video, AIS tracking, and other evidence to aid prosecution,” Kirby added. “We are in discussions with surveillance equipment providers from the global defense and security industry to provide an integrated package. Coupled with our existing service partnerships, this enables OPT to provide an end-to-end solution for our clients in the governmental and environmental protection space.”

Such a surveillance solution would be suitable for monitoring fishery activities, supporting border surveillance and asset protection, and protecting critical marine habitats in waters throughout the world.

“We are intent on entering new markets and our agreement with BAP Precision to pursue government-based surveillance opportunities in Asia is a testament to that pursuit,” concluded Kirby. “BAP Precision’s abilities and current governmental contracts and relationships are a distinct asset in proposing wide-scope solutions for modern maritime security challenges in the region.”

About the OPT PB3 PowerBuoy®

The OPT PB3 PowerBuoy® integrates patented technologies in hydrodynamics, electronics, energy conversion, and computer control systems to extract the natural energy in ocean waves. The result is a leading edge, ocean-tested, proprietary autonomous system that turns wave power into reliable, clean, and carbon-free electricity for offshore applications. PB3 PowerBuoy® solutions are tailored to customer needs including monitoring, surveillance, subsea charging and connectivity for the offshore industries including oil and gas, science and research, and telecommunications.

About BAP Precision, Inc.

Based in Taoyuan City, Taiwan, BAP Precision, Inc. is a satellite GIS- and GPS-related products and solution-based R&D team. Founded in 2010, the company provides solutions for industrial and governmental challenges, and won the Taiwan government’s Golden Torch Award in 2016 and the Republic of China’s Jinfeng Award in 2017.

About Ocean Power Technologies

Headquartered in Monroe Township, New Jersey, Ocean Power Technologies aspires to transform the world through durable, innovative and cost-effective ocean energy solutions. Its PB3 PowerBuoy® solution platform provides clean and reliable electric power and real-time data communications for remote offshore and subsea applications in markets such as offshore oil and gas, defense and security, science and research, and communications. To learn more, visit www.oceanpowertechnologies.com.

Forward-Looking Statements

This release may contain forward-looking statements that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by certain words or phrases such as “may”, “will”, “aim”, “will likely result”, “believe”, “expect”, “will continue”, “anticipate”, “estimate”, “intend”, “plan”, “contemplate”, “seek to”, “future”, “objective”, “goal”, “project”, “should”, “will pursue” and similar expressions or variations of such expressions. These forward-looking statements reflect the Company’s current expectations about its future plans and performance. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate, and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company’s most recent Forms 10-Q and 10-K and subsequent filings with the SEC for a further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

Contact Information

Investors:

609-730-0400 x401

InvestorRelations@oceanpowertech.com

Media:

609-730-0400 x402

MediaRelations@oceanpowertech.com